Putnam Premier Income Trust, July 31, 2013, annual shareholder report

77C Matters submitted to a vote of security holders

Shareholder meeting results unaudited


January 31, 2013 annual meeting

A proposal to approve fixing the number of Trustees at 15 was approved as follows


Votes			Votes
for				against 		Abstentions


124,214,952 		2,329,445 		1,223,225

At the meeting, each of the nominees for Trustees was elected, as follows

      Votes for 		Votes withheld

Liaquat Ahamed 			124,305,585 	3,462,037
Ravi Akhoury 			124,440,459 	3,327,163
Jameson A. Baxter 		124,451,443 	3,316,179
Barbara M. Baumann 		124,520,027 	3,247,595
Charles B. Curtis 		124,384,710 	3,382,912
Robert J. Darretta 		124,558,222 	3,209,400
Katinka Domotorffy 		124,204,538 	3,563,084
John A. Hill 			124,415,065 	3,352,557
Paul L. Joskow 			124,588,256 	3,179,366
Elizabeth T. Kennan  	124,086,707 	3,680,915
Kenneth R. Leibler 		124,561,597 	3,206,025
Robert E. Patterson 		124,458,227 	3,309,395
George Putnam, III 		124,513,928 	3,253,694
Robert L. Reynolds 		124,558,872 	3,208,750
W. Thomas Stephens 		124,258,366 	3,509,256

Elizabeth T. Kennan has recently retired from the Board of Trustees.

All tabulations are rounded to the nearest whole number.